UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2015

Sevion Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4045 Sorrento Valley Boulevard, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 909-0749
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

Effective on May 1, 2015, Sevion Therapeutics Inc., a Delaware corporation (the “Company”), entered into separate subscription agreements dated as of April 30, 2015 (each, a “Subscription Agreement”) with certain accredited investors (the “Investors”) whereby the Company sold (the “Offering”) units of its securities (the “Units”) with each Unit consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) or, at the election of the Investor, shares of the Company’s newly designated 0% Series C Convertible Preferred stock (the “Preferred Stock”) and a warrant to purchase one half of one share of Common Stock at an exercise price of $1.50 per share (the “Warrants”). Each Unit was sold for $0.75 per Unit for gross proceeds to the Company of approximately $2.5 million. On May 1, 2015, the Company issued 1,715,001 Units consisting of Common Stock and 533,340 Units consisting of Preferred Stock. The Common Stock, Preferred Stock and Warrants are collectively referred to herein as the “Securities.”

On May 6, 2015, OPKO Health, Inc. (“OPKO”), a multi-national biopharmaceutical and diagnostics company, agreed to participate in the Offering. Dr. Phillip Frost and Steve Rubin, who are members of the Company’s Board of Directors, are the Chief Executive Officer and Chairman and Executive Vice President-Administration of OPKO, respectively.

Subscription Agreement

The Subscription Agreement contains customary representation and warranties and covenants, including, but not limited to for a period of twenty-four months from the Final Closing Date (as defined in the Subscription Agreement) the Company shall not, without the consents of those Investors holding a majority of the then issues shares of Common Stock and Preferred Stock (including the Lead Investors as such term is defined in the Subscription Agreement), enter into any Equity Line of Credit or Variable Rate Transactions (as such terms are defined in the Subscription Agreement). The Subscription Agreement provides the Investors with price protection whereby, until the earlier of (i) eighteen months from the Final Closing Date (as defined in the Subscription Agreement) and (ii) the date the Common Stock is listed for trading on a national securities exchange (the “Price Protection Period”), if the Company sells its Common Stock at less than $0.75 per share, then immediately afterwards, the Company shall issue to each Investor, without the payment of additional consideration, additional unregistered shares of Common Stock so that such Investor’s percentage ownership in the Company remains the same.

Also in the Subscription Agreement, each Investor agreed that, for a period of twelve months after the Final Closing Date (as defined in the Subscription Agreement), they would not, directly or indirectly, offer, sell, offer to sell, contract to sell, hedge, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future) any of the Securities purchased by the Investor in the Offering; provided, however, that on or after the six month anniversary of the Initial Lockup Date (as defined in the Subscription Agreement), the Investor may sell up to 50% of each of the Securities so purchased in the Offering.

Net Proceeds

The net offering proceeds to the Company from the sale of the Securities, after deducting the placement agent fees of approximately $110,525 and other estimated offering expenses payable by the Company of approximately $63,500, are expected to be approximately $1,512,226.

Description of Series C Convertible Preferred Stock

The Preferred Stock will be convertible at the option of the holder of the Preferred Stock at any time into shares of Common Stock at a conversion rate determined by dividing the Stated Value plus the Unpaid Dividend Amount (as such terms are defined in the certificate of designations) of the Preferred Stock, by the conversion price (the “Conversion Rule”). The Stated Value of the Preferred Stock is $7.50 and the conversion price is $0.75, subject to adjustment. The conversion price is subject to adjustment if the Company issues equity securities (other than certain excluded securities) at a price per share less than the conversion price, such that the conversion price will equal the price per share of such equity securities. The holder of shares of Preferred Stock will not have the right to convert any portion of its Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to its conversion.

The Preferred Stock is entitled to receive dividends (on an as-converted to Common Stock basis) to and in the same form as dividends actually paid on shares of Common Stock.

Except as otherwise expressly required by law, holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Preferred Stock, subject to beneficial ownership limitations on conversion. Except as otherwise expressly required by law, holders of Preferred Stock shall vote together with the holders of Common Stock and not vote as a separate class. In addition, without the prior written consent of the holders of at least 60% of the outstanding Preferred Shares including the Lead Investors voting together as a single class, the Company may not (a) amend its certificate of incorporation or bylaws in any manner that adversely alters or changed any rights, preferences, privileges or powers, or restrictions provided for the benefit of the holders of the Preferred Stock; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) issue any Preferred Shares other than pursuant to the Subscription Agreement; or (d) circumvent a right of the Preferred Shares.

If there is a Corporate Event (as defined in the certificate of designations) pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the holders of Preferred Stock will have the right to receive upon a conversion of all the Preferred Shares held by it (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such holder of Preferred Stock would have been entitled with respect to such shares of Common Stock had the shares of Common Stock been held by such holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of the Corporate Event in such amounts as such holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration, as opposed to shares of Common Stock, at a conversion rate commensurate with the Conversion Rate.

In connection with a liquidation event, any payment due on the Preferred Stock shall be made payable prior to, and in preference of, any Common Stock.

In addition, if the Company grants options, purchase rights or other securities to all existing holders of the Company’s common stock, other than certain exempt issuances, the holders of the Preferred Stock have the right to purchase such number of shares of common stock that would have been provided to such holder if such holder held the number of shares of common stock underlying the Preferred Stock.

Warrants

Each Warrant has an initial exercise price of $1.50 per share. The Warrants are immediately exercisable and have a thirty month term. During the Price Protection Period, if the Company issues equity securities (other than certain excluded securities) at a price per share less than the exercise price, such that the exercise price of the Warrants, the exercise price will be lowered to be equal to the price per share of the newly-assigned securities. The Warrants also contain a provision which limits the holder’s beneficial ownership to a maximum of 4.99% (which percentage may be increased up to 9.99% upon 60 days notice to the Company). The Warrants also provide a right of cashless exercise if, at the time of exercise, there is no effective registration statement registering the resale of the shares underlying the Warrants.

Registration Rights Agreement

The Company also entered into a Registration Rights Agreement dated as of April 30, 2015, by and among the Company and the Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission within, except for certain limited exceptions, 45 days of the final closing the Offering (the “Filing Deadline”) to register 200% of the number of shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Underlying Shares”) and to have such Registration Statement declared effective by the SEC within 120 days of the filing date (the “Effective Deadline”). In the event the Company does not file the Registration Statement on or before the Filing Deadline or such Registration Statement is not declared effective by the Effective Deadline, the Company will be required to pay to Investors liquidated damages in an amount equal to 1% of the aggregate amount purchase price paid by the Investor for any unregistered securities then held by such Investor up to a maximum of 6%. The Company must file additional registration statements until all of the securities may be sold pursuant to an effective registration statement or the securities become eligible for sale under Rule 144 of the Securities Act (as defined below).

The foregoing summaries of the Subscription Agreement, Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Subscription Agreement, Warrants and the Registration Rights Agreement, which the Company intends to file as exhibits to the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2015 or as exhibits to an amendment to this current report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. The issuance of the securities in this transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

The information set forth in Item 1.01 of this current report is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

On April 30, 2015, the Company filed a Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference, designating 0% Series C Convertible Preferred Stock (the “Certificate of Designations”) to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and restrictions of the Preferred Stock issued on May 1, 2015. Each share of Preferred Stock has a stated value of $7.50. Each holder of shares of Preferred Stock is entitled to receive dividends when and if declared by the board of directors of the Company. Each share of Preferred Stock is entitled to a liquidation preference equal to $0.01.

The shares of Preferred Stock are convertible into shares of Common Stock at an initial conversion price of $0.75 per share and are convertible at any time, provided that in the conversion of shares of Preferred Stock into shares of Common Stock is subject to a provision which limits the holders’ beneficial ownership to a maximum of 4.99% (which percentage may be increased up to 9.99% upon 60 days notice to the Company).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of the 0% Series C Convertible Preferred Stock of Sevion Therapeutics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVION THERAPEUTICS, INC.

/s/ David Rector
Name:	David Rector
Title:	Chief Executive Officer

Date: May 6, 2015